DISTRIBUTORSHIP AGREEMENT

     THIS DISTRIBUTORSHIP AGREEMENT is entered into on May 10, 2000, by and between AMERICAN SOIL TECHNOLOGIES, INC. (a Nevada Corporation), having a business address at 215 North Marengo Avenue, Suite 110, Pasadena, California ("Manufacturer"), and SUNPRIDE, INC. (a California Corporation and a subsidiary of Gerber California, Inc. a California Corporation, each corporation being a part of the GERBER GOLDSHCMIDT GROUP), having a business address at 6404 Nancy Ridge Drive, San Diego, California ("Distributor") with respect to the following:

     WHEREAS, Manufacturer is engaged in the business of manufacturing and selling "Agriblend" and other soils materials as described and as may be amended on EXHIBIT "A" attached hereto which is incorporated herein for all purposes as if set forth verbatim (the "Product"); and

     WHEREAS, DISTRIBUTOR DESIRES TO SELL THE PRODUCT ON THE BASIS PROVIDED FOR IN THIS AGREEMENT.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein set forth Manufacturer and Distributor have agreed as follows:

                          I. DESIGNATION AS DISTRIBUTOR

     1.1 Upon and subject to the terms and conditions contained in this Agreement, Manufacturer hereby designates the Distributor as the exclusive authorized distributor of the Product (Agriblend a.k.a., Agriblend Plus, for agriculture applications) within the territory described in EXHIBIT "B" attached hereto which is incorporated herein for all purposes as if set forth verbatim (the "Territory"). Manufacturer will place no other distributor or dealer in the Territory.

                       II. PURCHASE AND RESALE OF PRODUCT

     2.1 Manufacturer hereby grants to Distributor the right, subject to the terms and conditions of this Agreement, to sell the Product. In consideration of Distributor's agreement herein, Distributor is granted the exclusive right to purchase and resell the Product in the Territory.

     2.2 Distributor shall submit orders for the Product to Manufacturer. Manufacturer shall deliver to Distributor such Product as the Distributor may order with estimated delivery time being approximately 30 days or as may be agreed between parties. No order submitted to Manufacturer by the Distributor shall become effective unless and until it is formally accepted in writing by Manufacturer. Manufacturer shall fulfill such orders and ship the goods to Distributor pursuant to written instructions from Distributor. Distributor shall pay for all costs incurred in the shipment of the Product, pursuant to paragraph 4.2.

                        III. PRICES, DISCOUNTS AND TERMS

     3.1 All purchases will be at prices set forth in EXHIBIT "A". Distributor will pay Manufacturer for the Product upon such terms that are acceptable to Manufacturer and Distributor at the time of placing the order with Manufacturer. Manufacturer's acceptance of the terms of payment shall be a condition of Manufacturer's acceptance of Distributors' order. Distributor understands that the prices set forth in EXHIBIT "A" are subject to change upon FORTY FIVE (45) days prior written notice by Manufacturer. Any pre-sold inventory will be delivered at the price in effect on the date ordered by Distributor.

                           IV. DELIVERY; RISK OF LOSS

     4.1 Manufacturer shall ship the Product ordered by Distributor hereunder in the manner and under the terms specified in EXHIBIT "C".

     4.2 Upon acceptance of orders received by Manufacturer from Distributor, Manufacturer shall deliver to Distributor FOB Manufacturer's blending facility located in Wilcox, Arizona or at such other location that Manufacturer may designate. If any delivery location other than Arizona is designated by Manufacturer, Manufacturer agrees to pay any increase in shipping cost to Mexico that results from the change.

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     4.3 Manufacturer agrees to package the product adequately to ensure that the product maintains its quality, integrity and form until delivery to end buyer. Provided, however, Manufacturer shall not be responsible for said packaging if the packaging is opened after FOB delivery to Distributor or if the product is not stored or transported in accordance with Manufacturer's recommendations (see exhibit "D"). It is presently understood that the packaging procedure is three paper lined bags with a poly inner liner which Manufacturer has determined is adequate to maintain said integrity while being transported or stored.

                        V. WARRANTIES AND REPRESENTATIONS

     5.1 Manufacturer warrants that the Product manufactured and sold to Distributor will be free from defects in material and workmanship at the time of shipment.

     5.1.2 Manufacturer warrants that product is patented in the United States (patent number 5649495 filed July 22, 1995 and patent number 5868087 filed February 9, 1997) and Manufacturer agrees to register the product in Mexico to protect the product from competition to the extent that such registration is effective.

     5.2 Distributor will supply a copy of Manufacturer's express written warranty materials to all buyers of the Product and as supplied by Manufacturer.

     5.3 Manufacturer warrants that the crosslinked potassium polyacrylate/polyacrlamide copolymer ingredient contained in the product blend is environmentally safe and non-toxic to plants, soil, or groundwater and that all other ingredients used in the product mix are environmentally safe and non-toxic to plants, soil, or groundwater, provided the product is used in accordance with Manufacturer's currently published specifications and procedures (see exhibit "D").

     5.4 Manufacturer agrees to protect and defend Distributor should Distributor be made a defendant in any products liability, patent, or trade mark infringement suit. Distributor shall defend Manufacturer in any suit involving misrepresentations by Distributor which are clearly contrary to the published facts about the product, together with any other suit against Manufacturer where Distributor has exceeded the written authority given Distributor by Manufacturer.

                           VI. DISTRIBUTOR OPERATIONS

     6.1 Distributor agrees to use its best efforts to develop business in, to promote the use of, and to sell the Product within the Territory in accordance with good business practice. Manufacturer agrees to assist Distributor in the sale of the Product, and that it will provide Distributor with all information, literature and relevant material regularly available under Manufacturer's practices for use by its distributors.

     6.2 Distributor may display the Product in shows, wherever located, in which Distributor's participation is permitted by the show rules.

     6.3 Distributor may use Manufacturer's trademarks, trade names and symbols which apply to the Product in advertising signage and other materials designed to promote and sell the Product under the Agreement. Distributor will not obtain or attempt to obtain any right, title or interest in or to the trademarks.

     6.4 During the term of this Agreement, Distributor shall not distribute, offer, sell, or purchase any products that compete or may compete with Manufacturer's Product.

     6.5 Distributor agrees that it shall not at any time, either during or subsequent to the term of this Agreement, unless expressly consented to in writing by Manufacturer, either directly or indirectly use or disclose to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Manufacturer, including, but not limited to, information concerning the customers of Manufacturer, Manufacturer's marketing methods, compensation paid to employees, independent contractors or suppliers and other terms of their employment or contractual relationships, financial and business records, know-how, or any other information concerning the business of Manufacturer, its manner of operations, or other data of any kind, nature or description. Distributor agrees that the above information and items are important, material and confidential trade secrets and these affect the successful conduct of Manufacturer's business and its goodwill.

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     6.6 Manufacturer Shall:

          A. Make payment to Distributor in the amount of $3,000 per month not later than the tenth day of each month for a maximum period of 12 months commencing on May 10, 2000, as a contribution to Distributor for the sole and exclusive purpose of Distributor employing an Agronomist in the Territory. It is understood that said Agronomist will be a consultant or employee of Distributor and that Manufacturer shall not be responsible for any costs, including payroll taxes, insurance of any kind, or expenses other than cost specifically provided for herein, in connection with such employment.

          B. Provide Distributor brochures and other promotional materials and cooperate with Distributor regarding development of promotional materials in the Territory. Manufacturer's direct costs in this regard shall not exceed $7,500 for the first year with any increase to be determined annually thereafter.

     6.7 Distributor shall be responsible for all approvals, permits, tariffs, and/or any expenses imposed or required by federal, state or local governments within the Territory in connection with marketing or selling the product within the Territory.

                            VII. TERM AND TERMINATION

     7.1 This Agreement shall become effective upon its execution by both parties hereto by their authorized representatives. Upon execution, this Agreement shall remain in effect for an initial term of one (1) year ("Initial Term"). This Agreement shall automatically renew for successive one (1) year terms unless either party notifies the other in writing at least thirty (30) days prior to the end of any one (1) year term that they wish to terminate the Agreement for cause as set forth in paragraph 7.2 herein.

     7.2 This Agreement may be terminated: (1) at any time by the mutual consent of the parties in writing, effective as provided therein; (2) upon thirty (30) days written notice by Distributor to Manufacturer without cause; or (3) with cause by either party at any time by giving the other party thirty (30) days notice, in writing, by registered or certified international mail, of such termination. Good cause for termination by either party shall include:

          (a) Either party's failure to fulfill its commitments and obligations under this Agreement;

          (b) Distributor's failure to meet the minimum purchase and/or inventory requirements specified in Exhibit A shall be cause for termination by Manufacturer. "Purchases", as the term is used in this paragraph, shall include confirmed purchase orders upon which delivery shall be made within 60 days from date of confirmed purchase order. If for any reason Manufacturer is unable to deliver product within 60 days the purchase will still be applied to the minimum purchase requirement.

          (c) Excessive, meaning repeated and serious, customer complaints received by either party regarding sales practices of Distributor, or the quality of the Product.

          (d) Either party's violation of any law that impairs its ability to conduct business or otherwise properly perform the commitments and obligations under this Agreement.

Distributor shall have 30 days from receipt of notice by Manufacturer to take reasonable steps to cure the cause of termination. However, this right to cure the cause of termination does not apply to Distributor's failure to meet the minimum purchases and/or inventory requirements specified in Exhibit A.

     7.3 Termination by either party in accordance with the provisions herein shall not constitute a breach of this Agreement. Neither Manufacturer nor Distributor shall by reason of the exercise of the rights of termination, be liable to the other for compensation, reimbursement or damages either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of the business or good will of Manufacturer or Distributor, or on account of any cause or thing whatsoever; provided, however, that termination of this Agreement shall in no way affect Manufacturer's obligation with respect to product previously ordered hereunder.

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
     7.4 In the event of termination of this Agreement, Manufacturer shall make delivery on retail orders placed with and accepted by it and Distributor shall accept shipment and make payment for any such orders, all in accordance with the provisions of this Agreement even though termination has been effected.

                            VIII. GENERAL PROVISIONS

     8.1 Neither Distributor nor Manufacturer is an employee, agent or representative of the other and nothing herein or performed hereunder shall be represented or construed as constituting either party as an agent or representative of the other. Each party shall conduct its entire business under this Agreement at its own cost and expense and shall have no authority to make any representation, guarantee or warranty (except as provided in Article V hereof), commitment or agreement on behalf of the other or to assume or incur any liability or indebtedness on the other's behalf, or to bind the other under any obligation whatsoever. Neither party shall be liable for any act or failure to act by the other, their agents or employees. Each party agrees to indemnify and hold the other harmless from any and all claims resulting from violation of this paragraph or resulting from any activity of the other party, its agents or employees, hereunder.

     8.2 Neither this Agreement nor any rights hereunder shall be assigned or transferred by Distributor without the written consent of Manufacturer. However, Distributor is permitted within the scope of this Agreement to: 1) select retailers or sub-distributors in the Territory for the Product; and 2) Sunpride shall be entitled to assign the agreement to any associate company within the Gerber Goldschmidt Group, provided such associate company is controlled by shareholding or voting by Gerber Goldschmidt USA Inc. Distributor shall provide Manufacturer full and complete details in writing regarding any assignment or transfer of this agreement or of assignment or transfer of any of the rights provided herein. Manufacturer reserves the right to terminate this Agreement in part or in its entirety, in the event that an assignment of this agreement is made and such assignment does not conform to the requirements of this paragraph.

     8.3 The failure by either party to enforce or take advantage of any of the provisions of this Agreement shall not constitute nor be construed as a waiver of such provisions or of the right subsequently to enforce or take advantage of each and every such provision. No waiver, deletion, alteration, modification, or amendment of this Agreement or the rights arising hereunder, shall be valid and binding unless in writing signed by a duly authorized representative of each party.

     8.4 Any notice required or contemplated by this Agreement shall be in writing, delivered by registered or certified mail, addressed to the parties at their addresses hereinabove set forth, or at such other addresses as may from time to time be substituted therefor by notice in writing sent by the party changing its address.

     8.5 If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by either of the Parties under this Agreement, other than a dispute with respect to Section 3 of this Agreement, then either party may, with notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Each party shall bear one-half (1/2) of the cost of appointing the arbitrator and of paying such arbitrator's fees. The written decision of the arbitrator(s) ultimately appointed by or for both Parties shall be binding and conclusive on the Parties. Judgment may be entered on such written decision of the single arbitrator in any court having jurisdiction and the Parties consent to the jurisdiction of the Municipal and Superior Court of San Diego County, California for this purpose. Any arbitration undertaken pursuant to the terms of this section shall occur in San Diego County, California.

     8.6 If any provision of this Agreement shall in any way be or become violative of or prohibited by or under the valid applicable laws, judgments, decrees or public policy of any state or jurisdiction, including any state or jurisdiction within the Territory, said provision or part thereof shall be, as to said jurisdiction, ineffective and void to the extent of such violation or prohibition without invalidating any of the remaining provisions of this Agreement.

     8.7 This Agreement and all Exhibits and Addenda attached hereto set forth the entire understanding between the parties as to the subject matter hereof and incorporates herein and supersedes all prior and collateral representations and agreements by or between the parties. Any and all prior franchise, dealership, distributorship, or representation agreements, commitments or understandings which may have been entered into by the parties are hereby terminated and superseded hereby and any and all claims for violations or breach thereunder are hereby disavowed and released.

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
     8.8. Each Party (the Indemnifying Party) agrees to indemnify, defend, and hold harmless the other Party (the Indemnified party) from and against any and all liability for injury to persons or damage to or loss of property to the extent caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, including any and all expense and costs, legal or otherwise, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement. Provided, however, that the Indemnifying party shall not be liable for injury to persons or damage to or loss of property caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees. However, under no circumstances shall Manufacturer be held liable or have the duty of indemnification for damages due to improper installation of the Product as specified in "Exhibit D". This provision shall not absolve the Manufacturer from liability to defend the Distributor as specified in paragraph 5 of this Agreement.

     The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

     The rights and obligations of the Parties under this section shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

     8.9 The individuals signing on behalf of Manufacturer and Distributor have authority to bind the respective parties. Execution and delivery of this Agreement by Manufacturer and Distributor to the other constitutes a valid and binding agreement.

     IN WITNESS WHEREOF, this Agreement is signed in two or more counterparts as of the day and year first above written.

"MANUFACTURER"                          "DISTRIBUTOR"

AMERICAN SOIL TECHNOLOGIES, INC.        SUNPRIDE, INC.
AGRIBLEND DIVISION


/s/ Neil C. Kitchen                     /s/ Shanna Decker
----------------------------------      ------------------------------------
By: Neil C. Kitchen                     By: Shanna Decker
----------------------------------          --------------------------------
Its: President/ceo                      Its: President
     -----------------------------          --------------------------------

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                                   EXHIBIT "A"

To Distributorship Agreement between American Soil Technologies, Inc., a Nevada Corporation ("Manufacturer"), and Sunpride, Inc., a subsidiary of Gerber California, Inc. ("Distributor"), dated May 10, 2000.

PRODUCT(S), PRICE, AND MINIMUM PURCHASES AND INVENTORY REQUIREMENTS

     The Product to which the above-mentioned Agreement relates is the following and is sold for the price indicated below (subject to change upon 45 (FORTY FIVE
DAYS) prior written notice by Manufacturer to Distributor):

PRODUCT                                              PRICE
-------                                              -----
AGRIBLEND or AGRIBLEND PLUS,      $2.00 PER POUND (NOT INCLUDING SHIPPING OR
 FOR AGRICULTURE                  APPLICABLE TAXES OR DUTY, FOB WILCOX, ARIZONA)

Said price shall be reduced to $1.85 per pound upon Distributor achieving an annual volume of one million pounds. Said price shall be reduced retrospectively in respect of the specific calendar year in which the one million pounds is achieved and for which the charge shall be in respect of the entire distributor purchases from Manufacturer for the calendar year and for which the appropriate credit shall be passed.

MINIMUM PURCHASE REQUIREMENTS (IN THE TERRITORY) NECESSARY TO MAINTAIN EXCLUSIVITY IN THE TERRITORY AND DISTRIBUTOR PRICE:

PERIOD
MINIMUM PURCHASE REQUIREMENT
Year One (First 12 months from date of this Agreement)     250,000 POUNDS
Year Two (13th month through 24th month)                   600,000 POUNDS
Year Three (25th month through 36th month)               1,200,000 POUNDS
Year Four (37th month through 48th month)                3,000,000 POUNDS
Year Five (49th month through 60th month)                4,000,000 POUNDS

MINIMUM INVENTORY REQUIREMENT
Distributor shall at all times maintain an inventory at Distributors choice of location in the Territory of the Product in the minimum amount of 1,000 kg.

                                   EXHIBIT "B"

To Distributorship Agreement between American Soil Technologies, Inc., a Nevada Corporation ("Manufacturer"), and Sunpride, Inc., a subsidiary of Gerber California, Inc. ("Distributor"), dated May 10, 2000.

                       TERRITORY AND BUSINESS APPLICATIONS

     The Territory to which the above-mentioned Agreement relates as follows:

Mexico, excluding therefrom, Baja California (provided, however, Distributor shall have the right to sell the product in Baja California on a non-exclusive basis). Distributor acknowledges that a third party is currently selling/distributing the product in the territory of Baja California and may continue to do so indefinitely. Manufacturer agrees not increase the number of distributors in the Territory of Baja California beyond the "third party" referenced above in this paragraph.

     The Business Application (American Soil Technologies, Inc. product to which this Agreement is applicable) shall be as follows:

"AGRIBLEND" a.k.a., AGRIBLEND PLUS,  FOR AGRICULTURE APPLICATIONS.

                                   EXHIBIT "C"

     To Distributorship Agreement between American Soil Technologies, Inc., a Nevada Corporation ("Manufacturer"), and Sunpride, Inc., a subsidiary of Gerber California, Inc. ("Distributor"), dated May 10, 2000.

                           PAYMENT AND DELIVERY TERMS

     Unless Manufacturer and Distributor otherwise agree in writing to other terms and conditions of sale, the terms of payment and delivery for Product purchased under the Agreement referred above shall be as follows:

     1. Such credit terms agreed to by the Parties from time to time.

     2. Upon acceptance of purchase orders received by Manufacturer from Distributor, Manufacturer shall deliver to Distributor FOB Manufacturer's blending located in Wilcox, Arizona or at such other location that Manufacturer may designate. If any delivery location other than Arizona is designated by Manufacturer, Manufacturer agrees to pay any increase in shipping cost to the territory that results from the change.

     3. Manufacturer agrees to package the product adequately to ensure that the product maintains its quality, integrity and form until delivery to end buyer. Provided, however, Manufacturer shall not be responsible for said quality, integrity, or form if the packaging is opened after FOB delivery to Distributor or if the product is not stored or transported in accordance with Manufacturer's recommendations (see Exhibit "D"). It is presently understood that the packaging procedure is three paper lined bags with a poly inner liner which Manufacturer has determined is adequate to maintain the quality, integrity, and form of the product provided reasonable care is taken during transportation or storage.

     4. Any pre-sold inventory shall be delivered at the price in effect when the order was placed by Distributor and accepted by Manufacturer.

     5. Manufacturer shall have no liability or indemnification duty for delays due to causes beyond Manufacturer's control.

                                   EXHIBIT "D"

     To Distributorship Agreement between American Soil Technologies, Inc., a Nevada Corporation ("Manufacturer"), and Sunpride, Inc., a subsidiary of Gerber California, Inc. ("Distributor"), dated May 10, 2000.

MANUFACTURER'S SPECIFICATIONS

APPLICATION RATE

BROADCAST APPLICATION
SANDY SOIL: 20 TO 25 POUNDS PER ACRE
CLAY SOIL: 25 TO 30 POUNDS PER ACRE

BANDING APPLICATION
SANDY SOIL: 8 TO 10 POUNDS PER ACRE
CLAY SOIL: 9 TO 12 POUNDS PER ACRE

APPLICATION METHODOLOGY

BROADCAST APPLICATION

Scatter the dry granules by hand, with a fertilizer spreader, or for best results, with Valmar equipment, or equal, spreader at the appropriate application rate specified above. Incorporate into the soil evenly with a rotary hoe, rotary spreading machine, or other means of tillage that will efficiently blend the product with the soil. Apply the product before sowing or planting. Blend to a depth six inches (15 cm).

BANDING APPLICATION

Use insecticide dosing equipment or Gandy-Box to apply the dry product in the seed row at the time of planting in a band not less than eight inches in width to a depth of 3 inches.

PRECAUTIONS

The product exhibits a very low degree of toxicity. Handle as a mild irritant. Do not inhale. Inhalation may cause irritation of the upper respiratory tract. Avoid contact with the eyes. Wash thoroughly with soap and water after contact. Keep out of reach of children. Product is not for human or animal consumption.

SPILL CLEANUP

When spilled and contacted by water, the product will cause surface areas to become extremely slippery. Accordingly, spills should be collected without the use of water to avoid potentially hazardous slippery conditions. Thoroughly collect spilled product. Collect and dispose of product as a non-hazardous industrial waste.

STORAGE AND HANDLING

The product (Agriblend) is usable for more than two years when stored under 110 degrees Fahrenheit under cool dry conditions.